FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2009 RESULTS

~ Fiscal 2009 Net Sales of $1.07 Billion ~
~ Fiscal 2009 GAAP EPS of ($0.22); Fiscal 2009 Adjusted EPS of $0.47 ~
~ Introduces Fiscal 2010 Guidance for Net Sales of $1.09 Billion to $1.1 Billion
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          New York, New York (August 13, 2009) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth fiscal quarter and year ended June 30, 2009.

FOURTH QUARTER RESULTS

          For the fourth fiscal quarter ended June 30, 2009, the Company reported net sales of $212.6 million, a decrease of 10%, as compared to the fourth quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales decreased by 5.8%. For the fourth fiscal quarter ended June 30, 2009, the net loss per diluted share was $0.13 as compared to a net loss per diluted share of $0.38 for the prior year period. Excluding restructuring and expenses associated with the Company's Global Efficiency Re-engineering initiative, the net loss per diluted share for the three months ended June 30, 2009 was $0.07, compared to net income per diluted share of $0.22 for the prior year period. The prior year period also excludes expenses and non-cash charges related to the Liz Claiborne license agreement. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes to this press release.

FISCAL 2009 RESULTS

          For the year ended June 30, 2009, the Company reported net sales of $1.07 billion, a decrease of 6.2%, or 3.0% excluding the unfavorable impact of foreign currency translation, as compared to the prior year period. Net income per diluted share, excluding expenses and non-cash charges related to the Liz Claiborne license agreement, restructuring expenses and expenses associated with the Company's Global Efficiency Re-engineering initiative, was $0.47, as compared to net income per diluted share of $1.31, excluding restructuring expenses and non-cash and other charges related to the Liz Claiborne license agreement, for the prior year period. On a reported basis, the net loss per diluted share was $0.22 for the year ended June 30, 2009, as compared to net income of $0.68 per diluted share for the year ended June 30, 2008.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We finished fiscal 2009 as we had anticipated, and while it was a challenging year, we accomplished a great deal. Our Global Efficiency Re-engineering initiative allowed us to improve gross margins, reduce inventories by $90 million year over year, and generate cash flow from operations of $37 million. Our brand innovation also experienced global success, including the recently launched Elizabeth Arden fragrance, Pretty Elizabeth Arden, which was the number two woman's fragrance launch through June 2009 in the U.S. and is doing well internationally, and Viva la Juicy, which was the number one launch last fall in the U.S. and contributed to the continued global expansion and success of the Juicy Couture fragrance franchise."

          Mr. Beattie continued "During fiscal 2009, the Company completed a comprehensive multi-year planning process to systematically improve gross margins, EBITDA margins, organic brand growth and return on invested capital. I am confident that each of these initiatives is well thought through, measurable and has traction as we enter fiscal 2010. In fact, we have begun to benefit from these initiatives during fiscal 2009 with steadily improved gross margin, improved customer service levels, reduced inventory and solid operating cash flow generation. Unfortunately, the continued gap between retail sales and inventory replenishment will delay the impact these improvements will have on operating results. As retailer inventory replenishment improves, operating earnings should accelerate considerably."

FISCAL 2010 OUTLOOK

          Over the past year, the Company's results have been impacted by the de-stocking of inventory by retailers. Given limited current visibility, the Company is not projecting a return to normalized replenishment of basic stock inventory by its global retail partners in fiscal 2010. This lack of replenishment, particularly in its higher profit margin North American mass, travel retail and distributor markets businesses, negatively impacts EBITDA margin despite growth in gross margin. Based on these factors, the Company's guidance for the fiscal year ending June 30, 2010 is for net sales to increase by 2.0% to 3.5%, as compared to the prior year period, and earnings per diluted share to be in the range of $0.50 to $0.65. Gross margins are expected to increase by 200 to 250 basis points due to the anticipated Global Re-engineering savings and improvement in sales dilution. The Company expects to use a portion of these savings to drive brand innovation and support the Company's key brands. Cash flow from operations is expected to increase from $37 million in fiscal 2009 to $50 million to $60 million in fiscal 2010 due to continued inventory reduction and higher earnings.

          For the first quarter of fiscal 2010, the Company expects net sales of $255 million to $265 million and a loss per diluted share of $0.03 to $0.08. The net sales guidance for the first fiscal quarter assumes a negative impact from foreign currency translation of approximately 3%. The first fiscal quarter and full fiscal year earnings guidance is based on an effective tax rate of 30%.

          The guidance assumes July 2009 foreign currency rates and excludes restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative. The Company notes that the high degree of ongoing global economic uncertainty may continue to have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales, earnings, gross margins and cash flow guidance, excluding the impact of foreign currency and restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 13, 2009.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, Danielle Steel, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net Sales	$212,562	$236,289	$1,070,225	$1,141,075
Cost of Sales	120,692	146,165	632,654	674,957

Gross Profit	91,870	90,124	437,571	466,118
Gross Profit Percentage	43.2%	38.1%	40.9%	40.8%

Selling, General and Administrative Expenses	84,955	97,483	401,078	392,320
Depreciation and Amortization	6,953	6,307	26,158	24,768

Total Operating Expenses	91,908	103,790	427,236	417,088

Interest Expense, Net	5,570	5,774	24,814	27,595

(Loss) Income Before Income Taxes	(5,608)	(19,440)	(14,479)	21,435
(Benefit from) Provision for Income Taxes	(1,999)	(9,005)	(8,316)	1,534

Net (Loss) Income	$(3,609)	$(10,435)	$(6,163)	$19,901

As reported:

Net (Loss) Income Per Basic Share	$(0.13)	$(0.38)	$(0.22)	$0.71
Net (Loss) Income Per Diluted Share	$(0.13)	$(0.38)	$(0.22)	$0.68

Basic Shares	27,901	27,821	27,971	27,981
Diluted Shares	27,901	27,821	27,971	29,303

EBITDA (a)	$6,915	$(7,359)	$36,493	$73,798
EBITDA margin (a)	3.3%	(3.1)%	3.4%	6.5%

Adjusted to exclude the effect of Liz Claiborne-related, Global Efficiency Re- engineering and restructuring expenses, net of taxes (b)(c):

Gross Profit	$91,870	$105,110	$457,497	$481,104
Gross Profit Percentage	43.2%	43.9%	42.7%	42.0%

Net (Loss) Income	$(1,850)	$6,290	$13,363	$38,119

Net (Loss) Income Per Basic Share	$(0.07)	$0.23	$0.48	$1.36
Net (Loss) Income Per Diluted Share	$(0.07)	$0.22	$0.47	$1.31

EBITDA (a)	$9,954	$20,567	$67,847	$103,798
EBITDA margin (a)	4.7%	8.6%	6.3%	9.1%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes) plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of Liz Claiborne-related, restructuring expenses and costs related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of such Liz Claiborne-related, restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net (loss) income	$(3,609)	$(10,435)	$(6,163)	$19,901
Plus:
(Benefit from) provision for income taxes	(1,999)	(9,005)	(8,316)	1,534
Interest expense, net	5,570	5,774	24,814	27,595
Depreciation and amortization	6,953	6,307	26,158	24,768

EBITDA	6,915	(7,359)	36,493	73,798
Liz Claiborne-related expenses (c)	30	19,580	23,344	19,580
Restructuring and other expenses (d)	3,009	884	8,010	2,958
Product discontinuation expenses	--	7,462	--	7,462

EBITDA as adjusted	$9,954	$20,567	$67,847	$103,798

(b)    The table below reconciles the calculation of (i) gross profit, (ii) net (loss) income and (iii) net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne related, restructuring expenses and Global Efficiency Re-engineering related expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of such Liz Claiborne-related, restructuring and other expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net (loss) income as adjusted" and "Net (loss) income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income or net (loss) income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Adjusted to exclude the effect of Liz Claiborne-related, product discontinuation, restructuring and other expenses:

Gross Profit:
Gross profit as reported	$91,870	$90,124	$437,571	$466,118
Liz Claiborne-related and product discontinuation expenses (c)	--	14,986	19,926	14,986

Gross profit as adjusted	$91,870	$105,110	$457,497	$481,104

Net (Loss) Income (e):
Net (loss) income as reported	$(3,609)	$(10,435)	$(6,163)	$19,901
Liz Claiborne-related and product discontinuation expenses, net of taxes (c)	17	16,421	14,538	16,421
Restructuring and other expenses, net of taxes (d)	1,742	304	4,988	1,797

Net (loss) income as adjusted	$(1,850)	$6,290	$13,363	$38,119

Net (Loss) Income Per Basic Share (e):
Net (loss) income per basic share as reported	$(0.13)	$(0.38)	$(0.22)	$0.71
Liz Claiborne-related, product discontinuation, restructuring and other expenses, net of tax (c)(d)	0.06	0.61	0.70	0.65

Net (loss) income per basic as adjusted	$(0.07)	$0.23	$0.48	$1.36

Net (Loss) Income Per Diluted Share (e):
Net (loss) income per diluted share as reported	$(0.13)	$(0.38)	$(0.22)	$0.68
Liz Claiborne-related, product discontinuation, restructuring and other expenses, net of tax (c)(d)	0.06	0.60	0.69	0.63

Net (loss) income per diluted share as adjusted	$(0.07)	$0.22	$0.47	$1.31

(c)    For the twelve months ended June 30, 2009, includes $4.4 million ($1.0 million in gross profit) of Liz Claiborne transition expenses and $18.9 million of non-cash expenses relating to the Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. Both the three months and twelve months ended June 30, 2008, include $12.9 million reimbursed to Liz Claiborne for advertising, marketing and transition expenses and $6.7 million of non-cash expenses relating to Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement.

(d)    For the three months ended June 30, 2009, restructuring and other expenses include $1.7 million related to implementation of our Oracle accounting and order processing systems and $1.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. In addition, the three months ended June 30, 2009 and 2008 include $0.1 million and $0.9 million, respectively, of restructuring expenses that are not related to our Global Efficiency Re-engineering initiative. For the twelve months ended June 30, 2009, restructuring and other expenses include $3.4 million related to implementation of our Oracle accounting and order processing systems and $3.5 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. For the twelve months ended June 30, 2008, restructuring includes $0.7 million related to our Global Efficiency Re-engineering initiative. In addition, the twelve months ended June 30, 2009 and 2008 include $1.1 million and $2.3 million, respectively, of restructuring expenses that are not related to our Global Efficiency Re-engineering initiative.

(e)    On a reported basis, for the three and twelve months ended June 30, 2009, our effective tax rate, which is calculated as a percentage of the loss before income taxes, was 35.6% and 57.4%, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2009, our effective tax rate was 28.0% and 20.8%, respectively. The difference in the effective tax rates is primarily due to the Liz Claiborne-related expenses that were incurred in the U.S. in the first half of fiscal 2009. On a reported basis for the three and twelve months ended June 30, 2008, our effective tax rate was 46.3% and 7.2% respectively. On an adjusted basis for both the three and twelve months ended June 30, 2008, our effective tax rate was 25.9%.

SEGMENT NET SALES
(Unaudited)

The table below is a comparative summary of our net sales by reportable segment for the three and twelve months ended June 30, 2009 and 2008:
(In thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Segment Net Sales:
North America Fragrance	$116,432	$136,126	$662,235	$688,807
International	85,225	91,901	366,361	400,689
Other	10,905	11,482	41,629	54,799

Total	$212,562	$239,509	$1,070,225	$1,144,295

Reconciliation:
Segment Net Sales	$212,562	$239,509	$1,070,225	$1,144,295
Less:
Unallocated Sales Allowances	--	3,220	--	3,220

Net Sales	$212,562	$236,289	$1,070,225	$1,141,075

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2009	June 30, 2008

Cash	$23,102	$26,396
Accounts Receivable, Net	190,273	217,446
Inventories	318,535	408,563
Property and Equipment, Net	64,110	52,148
Exclusive Brand Licenses, Trademarks and Intangibles, Net	207,375	221,253
Total Assets	879,087	970,734
Short-Term Debt	115,000	119,000
Current Portion of Long-Term Debt	545	1,261
Current Liabilities	307,126	385,062
Long-Term Liabilities	235,183	249,071
Total Debt	338,911	343,957
Shareholders' Equity	336,778	336,601
Working Capital	286,612	306,735

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins and cash flows, and the costs, savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, unfavorable changes in U.S. or international tax laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as the current global recession;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*

the success of, and costs associated with, our Global Efficiency Re-engineering initiative and related restructuring plan, including our transition to a turnkey manufacturing process and implementation of our new Oracle financial accounting and order processing system;

*

the potential for significant impairment charges relating to our trademark, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2008 and our Quarterly Report on Form 10-Q for the period ended March 31, 2009.